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818248v1


                           ARTICLES SUPPLEMENTARY


          GENERAL MONEY MARKET FUND, INC., a Maryland corporation having its principal office in the State of Maryland at 300 East Lombard Street,

Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by five hundred million (500,000,000) shares of Common Stock, $.01 par value per share, with an aggregate par value of five million dollars ($5,000,000), all of which shall be classified as shares of Class X Common Stock.

          SECOND: The shares of Class X Common Stock have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation's Articles of Incorporation and shall be subject to all provisions of the Corporation's Charter relating to stock of the Corporation generally, and to the following:

          (1) The assets attributable to the Class X shares shall be invested in the same investment portfolio as the assets attributable to the Class A and Class B shares, together with the assets attributable to any other class of shares of the Corporation hereafter established.

          (2) The proceeds of the redemption of Class X shares may be reduced by the amount of any contingent deferred sales charge, liquidating charge, or other charge (which charges may vary within and among the classes) payable on such redemption pursuant to the terms of issuance of such shares, all in accordance with the Investment Company Act of 1940, as amended, and applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD").

          (3) At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the NASD and reflected in the Corporation's registration statement, Class X shares will be converted automatically into Class A shares based on the relative net asset values of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Corporation's registration statement.

          THIRD: Immediately before the increase in the aggregate number of shares as set forth in the Article FIRST hereof, the Corporation was authorized to issue twenty-five billion (25,000,000,000) shares of stock, all of which were shares of Common Stock, with a par value of one cent ($.01) per share, and an aggregate par value of two hundred fifty million dollars ($250,000,000), classified as follows:

Class of Shares                             Shares
                                          Authorized

  Unclassified (marketed as Class A     15,000,000,000
shares)                                 10,000,000,000
  Class B shares
                         Total          25,000,000,000

          FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is twenty five billion five hundred million (25,500,000,000) shares, all of which are shares of Common Stock, with a par value of one cent ($.01) per share, having an aggregate par value of two hundred fifty-five million dollars ($255,000,000), classified as follows:

Class of Shares                             Shares
                                          Authorized

  Unclassified (marketed as Class A     15,000,000,000
shares)
  Class B shares                        10,000,000,000
  Class X shares                           500,000,000
                         Total          25,500,000,000

          FIFTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

          SIXTH: The Board of Directors of the Corporation increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation's Charter.

          The Undersigned Vice President acknowledges these Articles

Supplementary to be the corporate act of the Corporation and states that to the best of such officer's knowledge, information and belief, the matters and facts with respect to authorization and approval set forth in these Articles are true in all material respects and that this statement is made under penalties of perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles

Supplementary to be signed in its name and on its behalf by its Vice

President and witnessed by its Assistant Secretary on April 27, 1999.


                              GENERAL MONEY MARKET FUND, INC.


                              By: /s/ Stephanie D. Pierce,
                                    Elba Vasquez
                                     Vice President


Witness:


/s/ Elba Vasquez
Elba Vasquez,
Assistant Secretary